EXHIBIT 99.1

Pacific Premier Bancorp, Inc. Announces Receipt of Regulatory Approval for Acquisition of First Associations Bank

COSTA MESA, Calif., November 30, 2012 /PRNewswire/ -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (“Pacific Premier”), the holding company of Pacific Premier Bank (the “Bank”), announced today that it has received regulatory approval from the Federal Reserve Bank of San Francisco and the California Department of Financial Institutions for its acquisition of First Associations Bank (“FAB”), a Texas-chartered bank located in Dallas, Texas.  The consummation of the acquisition of FAB remains subject to receipt of regulatory approval from the Texas Department of Banking, the approval of the FAB shareholders and the satisfaction of other closing conditions.  In connection with the signing of the definitive merger agreement on October 15, 2012, the directors and executive officers of FAB and an advisory director of FAB, who collectively own and have the power to vote approximately 36% of the outstanding shares of FAB common stock, entered into shareholder agreements with Pacific Premier pursuant to which they have agreed, among other things, to vote all of their shares in favor of the definitive merger agreement.  Pacific Premier anticipates that the FAB acquisition will be consummated in the first quarter of 2013.

Steven R. Gardner, President and Chief Executive Officer, commented, “We are pleased to have quickly reached another milestone towards the completion of our acquisition of FAB. Adding FAB’s niche focused business of serving homeowners associations (“HOAs”) and HOA management companies nationwide will complement our existing franchise by providing the Bank with a valuable source of low-cost core deposits that are expected to increase the Bank’s existing deposit base and lower its overall funding cost.  The FAB acquisition, which includes $356.2 million in total assets and $305.5 million in total deposits at September 30, 2012, will strengthen the Bank’s core deposit generating capabilities to fund future loan growth.”

About Pacific Premier Bancorp, Inc.
Pacific Premier owns all of the capital stock of the Bank.  The Bank provides business and consumer banking products to its customers through ten full-service depository branches in Southern California located in the cities of Costa Mesa, Huntington Beach, Los Alamitos, Newport Beach, Palm Desert, Palm Springs, San Bernardino and Seal Beach.  For additional information about Pacific Premier, visit our website at www.ppbi.com.

About First Associations Bank
FAB operates a unique business model that is highly efficient and exclusively focuses on the HOA industry by leveraging online technology tools which provide HOA management companies the ability to streamline operations through data integration and seamless information reporting. FAB’s deposit and treasury management products include web based funds management, online ACH services, online homeowner payment options, integrated third party lockbox services and remote deposit capture. FAB also offers term loans to HOAs for association projects and lines of credit for short term or seasonal needs. FAB was founded in 2007 and is headquartered in Dallas, Texas.

Forward Looking Statements
This press release may contain forward-looking statements regarding Pacific Premier, the Bank and FAB and the proposed acquisition. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: synergies and other financial benefits from the acquisition might not be realized within the expected time frames or at all; governmental approval of the acquisition may not be obtained or adverse regulatory conditions may be imposed in connection with governmental approvals of the acquisition; conditions to the closing of the acquisition may not be satisfied; and the shareholders of FAB may fail to approve the consummation of the acquisition.

Pacific Premier and FAB undertake no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Notice to FAB Shareholders
This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed acquisition transaction, Pacific Premier filed a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”), which contains a proxy statement of FAB and a prospectus of Pacific Premier (collectively, the “proxy statement/prospectus”). A definitive proxy statement/prospectus will be distributed to the shareholders of FAB in connection with their vote on the proposed acquisition of FAB after the Registration Statement is declared by the SEC to be effective.  As of the date of this press release, the Registration Statement has not been declared effective by the SEC.

SHAREHOLDERS OF FAB ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND THE DEFINITIVE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ALL OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. The definitive proxy statement/prospectus will be mailed to shareholders of FAB. Investors and security holders will be able to obtain the definitive proxy statement/prospectus and the other documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Pacific Premier will be available free of charge by (1) accessing Pacific Premier’s website at www.ppbi.com under the “Investor Relations” link and then under the heading “SEC Filings,” (2) writing Pacific Premier at 1600 Sunflower Ave., 2nd Floor, Costa Mesa, California 92626, Attention: Investor Relations or (3) writing FAB at 12001 N. Central Expressway, Suite 1165, Dallas, Texas 75243, Attention: Corporate Secretary.

The directors, executive officers and certain other members of management and employees of Pacific Premier may be deemed to be participants in the solicitation of proxies in favor of the proposed acquisition from the shareholders of FAB. Information about the directors and executive officers of Pacific Premier is included in the proxy statement for its 2012 annual meeting of Pacific Premier shareholders, which was filed with the SEC on April 16, 2012. The directors, executive officers and certain other members of management and employees of FAB may also be deemed to be participants in the solicitation of proxies in favor of the proposed acquisition from the shareholders of FAB. Information about the directors and executive officers of FAB will be included in the definitive proxy statement/prospectus for the proposed acquisition of FAB. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the definitive proxy statement/prospectus regarding the proposed acquisition when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
President/CEO
714.431.4000

Kent J. Smith
Executive Vice President/CFO
714.431.4000